Exhibit 10.49

Comerica Bank-California	High Technology Banking Group
55 Almaden Boulevard, 2nd Floor
San Jose, CA 95113

May 11, 2001

Lee McGrath
Chief Financial Officer
Versant Corporation
6539 Dumbarton Circle
Fremont, CA 94555

Re:	Revolving Loan and Security Agreement dated as of May 15, 1997, as modified from time to time in writing (the "Agreement"), between Versant Corporation ("Borrower") and Comerica Bank — California ("Bank").

Dear Lee,

We have learned of the following breach of the Agreement for the quarter-ending March 31, 2001 based upon telephone communications with Borrower and subsequent company prepared financial statements.

Section 6.17 (f) Net Cash provided by Operating Activities, as defined in FASB 95 and 102, equal to or greater than $1,000,000 per quarter for the quarter ending March 31, 2001.

Section 6.17 (g) Net Income after taxes of at least One dollar per quarter for the quarter ending March 31, 2001.

Bank has agreed to waive the breaches described above for the period ending March 31, 2001. Except as specifically set forth in this letter, all other terms and conditions of the Agreement shall remain in full force and effect. This waiver is not a waiver of any other, or future breach, of any other term or conditions of the Agreement.

Sincerely,
Comerica Bank — California

/s/ Elizabeth Wilkerson
Elizabeth Wilkerson, AVP
High Technology Banking Group